Exhibit 10.40
ASSUMPTION AND CLAIM RESOLUTION AGREEMENT
     THIS ASSUMPTION AND CLAIM RESOLUTION AGREEMENT (this “Agreement”) is made as of this 20th day of December, 2006 by and between (i) Pinnacle Airlines, Inc., a Georgia corporation (together with its successors and assigns, “Pinnacle”) and Pinnacle Airlines Corp., a Delaware corporation (together with its successors and assigns, “Pinnacle Corp.”), and (ii) Northwest Airlines, Inc., a Minnesota corporation (together with its successors and assigns, “Northwest”).
RECITALS
     WHEREAS, on September 14, 2005 (the “Petition Date”), Northwest and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), under the jointly administered case number 05-17930 (the “Bankruptcy Case”);
     WHEREAS, Northwest, Pinnacle and Pinnacle Corp. are parties to a pre-petition executory Airline Services Agreement dated as of January 14, 2003 (the “Existing ASA”);
     WHEREAS, contemporaneously with the execution of this Agreement, the parties will enter into an Amended and Restated Airline Services Agreement (as amended, modified or altered from time to time, and including all supplements, exhibits and attachments thereto, the “ASA”), a Share Purchase Agreement (the “Share Purchase Agreement”), and amendments to Aircraft Sublease Agreements (the “Sublease Amendments”) (this Agreement, together with the ASA, the Share Purchase Agreement and the Sublease Amendments, are collectively hereinafter referred to as the “Transaction Documents”);
     WHEREAS, on or before August 16, 2006, Pinnacle and Pinnacle Corp. filed the proof(s) of claim listed on Annex A attached hereto in the amount(s) specified in Annex A asserting claims under, in connection with, or related to, without limitation, the ASA (collectively, the “Filed Claims”);
     WHEREAS, the Debtors dispute the Filed Claims and intend to file or have filed an objection with respect thereto;
     WHEREAS, Northwest is authorized under the Order Pursuant To Sections 502, 363 and 105 of the Bankruptcy Code and Rules 3007, 9019 and 2002 of the Bankruptcy Rules Establishing Procedures for (i) Omnibus Objections to Proofs of Claim and (ii) Compromising Disputed Proofs of Claim (the “Claims Resolution Order”), Docket No. 3546, to enter into agreements to resolve the Filed Claims and any and all other claims (as defined in the Bankruptcy Code) that Pinnacle and/or Pinnacle Corp. have or had against any Debtor including, but not limited to, the Filed Claims (collectively, the “Claims”);

     WHEREAS, on October 28, 2005, the Bankruptcy Court entered the Final Order Pursuant to Sections 105, 362 and 541 of the Bankruptcy Code and Bankruptcy Rule 3001 Establishing Notification and Hearing Procedures for Trading in Claims and Equity Securities (the “Claims Trading Order”), Docket No. 836; and
     WHEREAS, Northwest and Pinnacle desire to enter into this Agreement to provide for the assumption of the ASA in Northwest’s Bankruptcy Case and to resolve all Claims held by Pinnacle against any of the Debtors on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein and in connection with the execution of the ASA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Resolution of Claims. In accordance with the Claims Resolution Order, the parties hereby agree as follows:
     (a) (i) Subject to Sections 1(a)(ii) and 1(a)(iii) hereof, upon the “Effective Date” (as such term is defined in the ASA), and in full and final satisfaction of any and all Claims (including without limitation any Claim arising under the Tax Indemnity Agreement, but specifically excluding any Claim that may arise under this Agreement or any other Transaction Document and any claim for amounts payable by Northwest to Pinnacle pursuant to the Existing ASA for products or services actually provided to Northwest after the Petition Date), claim number 10898, which was filed by Pinnacle, shall be liquidated and fixed in the amount of Three Hundred Seventy Seven Million Five Hundred Thousand and 00/100 Dollars ($377,500,000) (the “Allowed Amount”) and shall be allowed and treated as a general unsecured claim against the estate of Northwest (the “Allowed Claim”), and any amount in excess of the Allowed Amount shall be disallowed in its entirety. All Filed Claims other than the Allowed Claim are deemed withdrawn (with prejudice), and shall be deemed disallowed and expunged upon the Effective Date without the requirement for any further action by any party.
     (ii) In the event Northwest designates pursuant to Section 3.02(a)(ii)(B) of the ASA a three (3) or ten (10) year term for the aircraft placed with Pinnacle pursuant to the first sentence of Section 3.02(a)(i) of the ASA, then the Allowed Amount of the Allowed Claim shall be reduced by the following: (A) if such term is ten (10) years, the Allowed Amount shall be reduced by the product of $2.5 million multiplied by the number of such aircraft, and (B) if such term is three (3) years, the Allowed Amount shall be reduced by the product of $0.8 million multiplied by the number of such aircraft (any such reduction in the Allowed Amount is hereinafter referred to as the “Reduction”); provided, however, if the Allowed Claim, or any portion thereof, has been assigned, transferred, or conveyed by Pinnacle prior to the occurrence of any Reduction (the aggregate amount of the Allowed Claim, or portion thereof, so transferred, the “Transferred Amount”) and the Reduction exceeds the Allowed Amount less the Transferred Amount (the difference between the Allowed Amount and the Transferred Amount, the “Retained Amount,” and the difference between the

     Reduction and the Retained Amount, the “Excess Reduction”), then, (i) the Retained Amount of the Allowed Claim shall be reduced to zero, and (ii) Pinnacle shall pay to Northwest, at the time of the designation by Northwest referenced in this paragraph, an amount equal to (x) the Excess Reduction multiplied by (y) a fraction, the numerator of which is the total amount of proceeds or other consideration received by Pinnacle in connection with such assignment, transfer or conveyance of the Transferred Amount and the denominator of which is the amount of the Transferred Amount.
     (iii) In the event Northwest exercises its right pursuant to Section 3.02(a)(ii)(E) of the ASA to remove aircraft from Pinnacle’s fleet, then the Allowed Amount of the Allowed Claim shall be:
(A)	increased by the amount of the operating profit that would have been earned by Pinnacle under the ASA with respect to the operation of any removed aircraft that constitute all or part of the Twenty-Four Aircraft (as defined in the ASA) during the remaining term of the ASA if Northwest had not exercised such right and, if Northwest has, as of such date, designated pursuant to Section 3.01(a)(ii)(B) of the ASA a term for the Seventeen Aircraft (as defined in the ASA) that has resulted in a reduction in the Allowed Amount of the Allowed Claim pursuant to Section 1(a)(ii) hereof, then the Allowed Amount of the Allowed Claim shall also be increased by the amount of the operating profit that would have been earned by Pinnacle under the ASA with respect to the operation of the removed Seventeen Aircraft during the remaining portion of the designated term for such aircraft if Northwest had not exercised such right; and

(B)	decreased by the amount of any reduction in the Purchase Price (as defined in the Share Purchase Agreement) pursuant to Section 2.1 of the Share Purchase agreement resulting from the exercise of such right by Northwest, but in no event shall the amount of any decrease pursuant to this clause (B) exceed the amount of any increase with respect to the Twenty-Four Aircraft pursuant to clause (A) above, even if the reduction in the Purchase Price is greater than the aggregate amount of operation profit referenced above.
     (iv) To the extent at any time the Allowed Amount of the Allowed Claim is reduced pursuant to this Section 1(a), Pinnacle agrees to withdraw with prejudice the portion of the Allowed Claim equal to such reduction and any such portion of the Allowed Claim shall be deemed expunged without the requirement for any further act by any party.
     (b) Pinnacle and Pinnacle Corp. each represents and warrants that (i) the only Claims filed by it in the Bankruptcy Case are listed on Annex A attached hereto, (ii) it is the owner of those Filed Claims filed by it, and (iii) it has not transferred any Filed Claim or any other Claim.

     (c) Pinnacle agrees it will not transfer any portion of the Allowed Claim unless the transfer is expressly subject to this Agreement. Northwest and Pinnacle agree that the Allowed Claim is a divisible claim which, subject hereto, may be assigned in whole or in part or may have an interest granted therein in whole or in part by Pinnacle. Pinnacle and any assignee or transferee of the Allowed Claim, or portion thereof or interest therein (collectively, “Holders”), each agree that by virtue of holding all or any portion of or interest in the Allowed Claim, the Holder shall be subject to the provisions of the Claims Trading Order and nothing herein will limit the Debtors’ right to request authority to issue a “sell down order” under the Claims Trading Order.
     2. Agreement to Assume the ASA. Northwest hereby agrees that any plan of reorganization it or any Debtor files or consents in writing to in the Bankruptcy Case that contemplates that Northwest will remain in the passenger air transportation business (the “Plan of Reorganization”), shall provide for the assumption of the ASA pursuant to 11 U.S.C. § 365 and the provisions of this Agreement. Each of Northwest (on behalf of itself and the other Debtors), and Pinnacle and Pinnacle Corp. each agrees not to oppose or cause any opposition to any such assumption. Pinnacle shall have the right to vote the Allowed Amount of its Allowed Claim to the extent that Pinnacle has not transferred all or a portion of the Allowed Claim in accordance with this Agreement in connection with the Plan of Reorganization. In addition, Northwest shall not take any action to reject the Existing ASA prior to the Effective Date or the ASA thereafter unless and until (i) a filing by Northwest of a plan of reorganization that contemplates that Northwest will not remain in the passenger air transportation business or (ii) the conversion of the Bankruptcy Case to Chapter 7 of the Bankruptcy Code. Notwithstanding the foregoing, (A) if Northwest or any other Debtor files a plan of reorganization that contemplates that Northwest will not remain in the passenger air transportation business or the Bankruptcy Case is converted to Chapter 7 of the Bankruptcy Code, then Pinnacle and/or Pinnacle Corp., as applicable, shall have the right to seek an order from the Bankruptcy Court to compel Northwest or the Chapter 7 trustee, as applicable, to assume or reject the ASA (if after the Effective Date or the Existing ASA if before the Effective Date) on an expedited basis, and (B) if the ASA is rejected, then Northwest (on behalf of itself and the other Debtors) agrees that Pinnacle shall have the right to file a claim against Northwest for rejection of the ASA in accordance with the requirements set forth in the Order Pursuant to Sections 105 and 365(A) of the Bankruptcy Code Establishing Procedures for the Rejection of Executory Contracts and Unexpired Leases with the Exception of Agreements Relating to Aircraft and Aircraft Engines Governed by Section 1110 of the Bankruptcy Code, Docket No. 1477, and the parties further agree that neither the execution of this Agreement nor the execution of the ASA shall alter the pre-petition nature of the ASA for the purposes of Northwest’s Bankruptcy Case or the validity or priority of any claims of Pinnacle and/or Pinnacle Corp., as applicable, against Northwest that may arise as a result of any such rejection; provided, however, that the amount of any such rejection damages claim shall be in respect of the ASA (and not the Existing ASA) and in addition to the Allowed Claim (it being understood that the Allowed Claim is intended to compensate Pinnacle and Pinnacle Corp. for, among other things, the reduction in the operating profit that would have been earned by Pinnacle under the ASA as compared to the operating profit that would have been earned by Pinnacle under the Existing ASA during the remaining term thereof if this Agreement and the ASA had not been entered into, and that the assumption or rejection of the ASA shall not affect the agreement of the parties set forth in Section 1(a) above regarding the Allowed Claim and the Allowed Amount). Northwest agrees that its obligation to pay for goods and/or services actually provided to Northwest after the Petition Date pursuant to the ASA will be entitled to treatment as administrative priority expenses of Northwest’ bankruptcy estate pursuant to section 503 of the Bankruptcy Code.
     3. Treatment of Cure Amount. In connection with any assumption of the ASA in Northwest’s Bankruptcy Case, provided that Northwest is in compliance with this Agreement and subject to the reservation of rights set forth in Section 2 hereof, Northwest’s monetary defaults relating to amounts due under the ASA for the period preceding the Petition Date will be deemed “cured” by the allowance of the Allowed Claim as an allowed general unsecured claim in Northwest’s Bankruptcy Case as provided in Section 1 hereof and the treatment of the Allowed Claim as provided in Section 2 hereof shall satisfy Northwest’s obligation to cure any and all pre-petition defaults under the ASA. The performance by Northwest of its obligations contained herein and the allowance of such general unsecured claim in the Allowed Amount shall be in full and final satisfaction of all amounts owed by Northwest for goods and/or services provided to Northwest under the ASA prior to the Petition Date.
     4. Notices. All notices and other communications under this Agreement shall be in writing and addressed to the parties at the following addresses and shall be effective on the business day after receipt via overnight courier, hand delivery or facsimile:

To Northwest:	With a copy to:

Northwest Airlines, Inc.	Northwest Airlines, Inc.
2700 Lone Oak Parkway (Dept. A6100)	2700 Lone Oak Parkway (Dept. A1180)
Eagan, MN 55121-1534	Eagan, MN 55121-1534
Fax No. (612) _______________	Fax No. (612) 726-7123
Attention: Vice President — Network Planning	Attention: General Counsel

And to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Fax No.: (212) 504-6666
Attention: Bruce Zirinsky, Esq.

To Pinnacle:	With a copy to:

Pinnacle Airlines, Inc.	Vinson & Elkins LLP
1689 Nonconnah Blvd., Suite 111	3700 Trammell Crow Center
Memphis, TN 38132	Dallas, Texas 75201
Fax: (901) 348-4103	Fax: (214) 999-7905
Attention: Peter D. Hunt	Attention: William Wallander, Esq. and
Kevin Lewis, Esq.

To Pinnacle Corp.:	With a copy to:

Pinnacle Airlines Corp.	Vinson & Elkins LLP
1689 Nonconnah Blvd., Suite 111	3700 Trammell Crow Center
Memphis, TN 38132	Dallas, Texas 75201
Fax: (901) 348-4103	Fax: (214) 999-7905
Attention: Peter D. Hunt	Attention: William Wallander, Esq. and
Kevin Lewis, Esq.
     Either party may change the address at which notice is to be made by providing notice of the change to the other party in the manner provided for in this Section 4.
     5. Condition Precedent. A condition precedent to the obligations and rights of Northwest, Pinnacle and Pinnacle Corp. under this Agreement is the entry of a final and non-appealable order of the Bankruptcy Court approving the Transaction Documents in form and substance reasonably satisfactory to Northwest, Pinnacle and Pinnacle Corp. Promptly following the execution of this Agreement, Northwest shall use its reasonable efforts to file with the Bankruptcy Court an appropriate motion seeking approval of the Transaction Documents.
     6. Miscellaneous.
     (a) This Agreement contains the entire agreement by and between the parties hereto with respect to the subject matter hereof, and all prior understandings or agreements, if any, are merged into this Agreement.
     (b) This Agreement shall be binding upon (i) all successors and assigns of each of the parties to the Agreement, (ii) any transferee of any Claim, and (iii) any subsequently appointed Chapter 11 trustee or Chapter 7 trustee to the extent one is appointed.
     (c) Neither this Agreement, nor the settlement provided for herein, nor any statement made, action or position taken, or document prepared or executed in connection with the negotiation, execution or implementation of this Agreement and the settlement provided for herein shall be deemed to be, or construed as, an admission by any party hereto of any liability, wrongdoing, act or matter or that any claim or defense has or lacks merit.
     (d) Each of the parties hereto agrees that any dispute with respect to this Agreement shall be resolved by the Bankruptcy Court or such other court as has jurisdiction of Northwest’s Bankruptcy Case.
     (e) This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the choice of law principles of the State of New York. For purposes of construing this Agreement, none of the parties hereto shall be deemed to have been the drafter of the Agreement.
     (f) Facsimile copies of signatures on this Agreement are acceptable, and a facsimile copy of a signature on this Agreement is deemed an original.

     (g) This Agreement may only be changed, modified or otherwise altered in a writing executed by all the parties to this Agreement. Oral modifications are not permitted.
     (h) This Agreement may be executed in counterparts, each of which is deemed an original, but when taken together constitute one and the same document.
     (i) In the event of a conflict between this Agreement and any other agreement between the parties hereto, the provisions of this Agreement shall govern.
     (j) Each party represents, warrants and covenants to the other that: (i) it is duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) it has the requisite corporate power and authority to enter into and perform this Agreement and any other agreements and instruments executed and delivered in connection herewith, provided that, with respect to Northwest, the foregoing is subject to any necessary approval by the Bankruptcy Court or compliance with applicable Bankruptcy Court orders, and (iii) this Agreement has been authorized by all necessary corporate action.
     IN WITNESS WHEREOF and in agreement herewith, the parties have executed and delivered this Agreement as of the date first set forth above.

NORTHWEST AIRLINES, INC	PINNACLE AIRLINES, INC.
By: /s/	By: /s/ Philip H. Trenary
Name: Officer	Name: Philip H. Trenary
Title: Officer	Title: President and Chief Executive Officer

PINNACLE AIRLINES CORP
By: /s/ Philip H. Trenary
Name: Philip H. Trenary
Title: President and Chief Executive Officer

Annex A
Proofs of Claim Filed by Pinnacle

Claim
Number	Claimant	Debtor	Claim Amount
10898	Pinnacle	Northwest Airlines, Inc.	none stated/unliquidated
10899	Pinnacle	NWA Aircraft Finance, Inc.	none stated/unliquidated
10900	Pinnacle	NW Red Baron	none stated/unliquidated
10901	Pinnacle	NWA Fuel Services Corporation	none stated/unliquidated
10902	Pinnacle	NWA WorldClub, Inc.	none stated/unliquidated
10903	Pinnacle	Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc.	none stated/unliquidated
10904	Pinnacle	MLT Inc.	none stated/unliquidated
10905	Pinnacle	Montana Enterprises, Inc.	none stated/unliquidated
10906	Pinnacle	Northwest Aerospace Training Corp.	none stated/unliquidated
10907	Pinnacle	Northwest Airlines Holdings Corporation	none stated/unliquidated
10908	Pinnacle	Northwest Airlines Corporation	none stated/unliquidated
10909	Pinnacle	NWA Inc.	none stated/unliquidated
10910	Pinnacle	NWA Retail Sales Inc.	none stated/unliquidated
10911	Pinnacle	Aircraft Foreign Sales, Inc.	none stated/unliquidated
10912	Pinnacle Corp.	Northwest Airlines, Inc.	none stated/unliquidated
10913	Pinnacle Corp.	NWA WorldClub, Inc.	none stated/unliquidated
10914	Pinnacle Corp.	Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc.	none stated/unliquidated
10915	Pinnacle Corp.	Montana Enterprises, Inc.	none stated/unliquidated
10916	Pinnacle Corp.	MLT Inc.	none stated/unliquidated
10917	Pinnacle Corp.	Northwest Aerospace Training Corp.	none stated/unliquidated
10918	Pinnacle Corp.	Northwest Airlines Holdings Corporation	none stated/unliquidated
10919	Pinnacle Corp.	Northwest Airlines Corporation	none stated/unliquidated
10920	Pinnacle Corp.	NW Red Baron	none stated/unliquidated
10921	Pinnacle Corp.	NWA Inc.	none stated/unliquidated
10922	Pinnacle Corp.	NWA Aircraft Finance, Inc.	none stated/unliquidated
10923	Pinnacle Corp.	Aircraft Foreign Sales, Inc.	none stated/unliquidated
10924	Pinnacle Corp.	NWA Retail Sales Inc.	none stated/unliquidated
10925	Pinnacle Corp.	NWA Fuel Services Corporation	none stated/unliquidated